Exhibit 99.1


                     SOUTHWEST CAPITAL CORPORATION ANNOUNCES
   SIGNING OF LETTER OF INTENT TO MERGE WITH SCANNER TECHNOLOGIES CORPORATION


Southwest Capital Corporation (SWCC:OTC BB), a New Mexico corporation, and Scanner Technologies Corporation, a Minnesota corporation, today jointly announce their execution of a letter of intent to negotiate a definitive merger agreement by October 31, 2001. Completion of the merger will result in Scanner Technologies Corporation becoming a public company.

Scanner Technologies Corporation designs and manufacturers electronic test equipment for the semiconductor industry. Its products incorporate patented technology for the visual inspection of electronic components in three dimensions. Scanner's products have been widely accepted by the semiconductor industry and are installed throughout the world. Scanner maintains offices in Minneapolis, MN; Tempe, AZ; San Jose, CA; Singapore; and Geneva, Switzerland.

The expected transaction is subject to a variety of contingencies including negotiating a definitive merger agreement between Southwest Capital Corporation and Scanner Technologies Corporation, shareholder approval, and regulatory review. Equity Securities Investments, Inc., Minneapolis, Minnesota (763.923.2200), has been retained by Scanner Technologies Corporation to act as its investment baker in connection with the transaction. Equity Securities Investments, Inc. has previously acted in an investment banking capacity for a myriad of entities, including Wilson's, The Leather Experts, Inc. (WLSN), Grand Casino--acquired by Hilton, Rimage Corporation (RIMG), and Reno Air--acquired by American Airlines.

Contact Elwin "Butch" Beaty (Scanner Technologies Corporation) at (480.777.3841) or Laurence S. Zipkin (Southwest Capital Corporation) at (763.923.2277). Scanner Technologies Corporation maintains a website at scannertech.com.